EXHIBIT 99.1

Brian	Norris
Vice	President of Investor Relations
MatrixOne,	Inc.
978-589-4040
brian.norris@matrixone.com

MatrixOne Announces Update on Financial Review and Restatement

– Company Also Provides FY 2005 Financial Update and

Sets Expected Date for Release of FY 2006 Q1 Results –

Westford, Mass., October 17, 2005 – MatrixOne, Inc. (NASDAQ: MONEE) today issued an update on the Company’s previously announced financial review and restatements, the current estimated range of the related restatements, and the projected date for the filing of its Quarterly Report on Form 10-Q for the quarter ended April 2, 2005 (“Form 10-Q”) and its Annual Report on Form 10-K for the fiscal year ended July 2, 2005 (“Form 10-K”) with the Securities and Exchange Commission (“SEC”). The financial review is substantially complete and, as described below, the restatement primarily affects the timing of revenue recognition. As a result of the restatement, the Company expects that approximately $1.0 million of previously recognized revenues will be reversed and not recognized in a future period. The Company expects to file its Form 10-Q and Form 10-K on or before the date of the additional extension granted to the Company by the Nasdaq Listing Qualifications Panel of November 8, 2005. The Company also provided a financial update for fiscal 2005 and announced the expected date for the release of its financial results for the first quarter of fiscal 2006.

Update as to the Company’s Previously Announced Financial Review

The financial review conducted under the direction of the Audit Committee of the Company’s Board of Directors is substantially complete. As previously disclosed in a press release issued by the Company on April 26, 2005, the Company commenced the review as a result of the discovered failure by certain managers and employees of the Company’s Japanese subsidiary to comply with the Company’s revenue recognition policies and the failure by those managers and employees and certain of the Company’s Japanese distributors to provide accurate information to the Company concerning arrangements included as revenue in the Company’s consolidated financial statements. Accordingly, management and the Audit Committee concluded that these errors in revenue recognition required the Company to restate its previously reported financial results. The restatement affects previously reported financial results from fiscal 1999 through the second quarter of fiscal 2005. The revenue adjustments to be made in the restatement relate to errors in revenue recognition principally at the Company’s Japanese subsidiary and will result in a change in the timing of the recognition of revenue previously paid for and recognized. The Company will also make adjustments due to: the timing of revenue recognition for certain transactions in Europe; and the timing of revenue recognition related to commitments to provide future software functionality in several customer arrangements. The Company will also make adjustments to the timing of the recognition of certain expenses associated with the revenue being adjusted. Additionally, as previously disclosed, the Company will make adjustments to certain other asset and liability accounts. Expenses to date related to the financial review, audit and restatement have totaled approximately $5.9 million. The Company expects that approximately $4.9 million of expenses related to the financial review, audit and restatement will be recognized in the fourth quarter of fiscal 2005 and that approximately $1.0 million of expenses related to the financial review and restatement will be recognized in the first quarter of fiscal 2006.

Current Estimated Range of Related Restatement

The restatement affects previously reported financial results from fiscal 1999 through the second quarter of fiscal 2005. At this time, the Company’s financial statement close process and audit of the restatement are not complete and the estimates provided are subject to change. The following table sets forth the current estimated impact of the restatement on the Company’s previously reported financial results for fiscal 2003 through the second quarter of fiscal 2005. The restatement is estimated to increase the Company’s accumulated deficit as of June 29, 2002 by approximately $4.1 million.

	Six Months Ended January 1, 2005		Year Ended July 3, 2004		Year Ended June 28, 2003
Selected Statement of Operations Data: (in millions, except per share data)	As Reported	Estimated Range As Restated	As Reported	Estimated Range As Restated	As Reported	Estimated Range As Restated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Software license	$26.8	$27.0-$29.0	$38.0	$38.0-$40.0	$41.1	$37.0-$39.0
Service	$38.0	$36.0-$38.0	$71.1	$69.5-$71.5	$68.3	$66.0-$68.0
Total Revenues	$64.8	$63.0-$67.0	$109.1	$107.5-$111.5	$109.4	$103.0-$107.0
Net Loss	($2.3)	($1.0)-($3.0)	($16.2)	($14.5)-($17.5)	($24.5)	($27.0)-($30.0)
Net Loss Per Share	($0.05)	($0.02)-($0.06)	($0.33)	($0.30)-($0.36)	($0.52)	($0.57)-($0.63)

Selected Balance Sheet Data: (in millions)
Cash and Cash Equivalents	$108.5	unchanged	$118.4	unchanged	$127.7	unchanged
Accounts Receivable	$33.3	$33.2-$33.4	$26.7	unchanged	$21.7	$21.4-$21.6
Deferred Revenue*	$18.9	$31.0-$33.0	$20.0	$32.0-$34.0	$17.9	$29.0-$31.0

*	The increase in deferred revenue is principally due to the conversion of all Japanese software license revenue from the residual method of revenue recognition to a ratable basis over the life of the related maintenance and customer support services contract. The increase in deferred revenue also reflects the deferred recognition of revenue due to commitments to provide future software functionality in several customer arrangements.

Update on Projected Filing Dates for the Company’s Form 10-Q and Form 10-K

The Company expects to complete the filing of its Form 10-Q and Form 10-K on or before November 8, 2005. As part of management’s report on internal controls over financial reporting, the Company will report material weaknesses in its internal controls over financial reporting, which will be further described in the Company’s Form 10-K. Upon the filing of these periodic reports, the Company expects to issue a press release and host a conference call to discuss the restatement and its final results for the third and fourth quarters of fiscal 2005.

As previously announced by the Company, the Nasdaq Listing Qualifications Panel granted the Company an additional extension for continued listing on The Nasdaq National Market until November 8, 2005 to complete the filing of its Form 10-Q and Form 10-K. Upon the filing of its Quarterly Report on Form 10-Q for the quarter ended April 2, 2005 and its Annual Report on Form 10-K for the fiscal year ended July 2, 2005, the Company expects to be in compliance with Nasdaq’s requirements for continued listing. The fifth character “E” will remain appended to the Company’s symbol pending a final determination that the Company is fully compliant with Nasdaq’s filing requirements. The Company anticipates filing as soon as practicable, amended Quarterly Reports on Form 10-Q for each of the first two quarters of fiscal 2005 for the purpose of restating its condensed consolidated financial statements for the first two quarters of fiscal 2005 and fiscal 2004.

MatrixOne Provides Financial Update for Fiscal Year 2005

The Company today provided a financial update for its fiscal year ended July 2, 2005. At this time, the Company’s financial statement close process and audit of fiscal 2005 are not complete and the estimates provided are subject to change. Based on current preliminary estimates:

•	Total revenues for fiscal 2005 are expected to be between $121.0 million and $127.0 million;

•	Software license revenues for fiscal 2005 are expected to be between $46.0 million and $49.0 million;

•	Service revenues for fiscal 2005 are expected to be between $75.0 million and $78.0 million;

•	Net loss for fiscal 2005 is expected to be between $17.0 million and $20.0 million and will include approximately $4.9 million of accounting, audit and legal expenses related to the financial review, audit and restatement;

•	Cash and cash equivalents as of July 2, 2005 are expected to be approximately $107.0 million; and

•	Deferred revenue as of July 2, 2005 is expected to be between $38.0 million and $42.0 million.

MatrixOne to Release Financial Results for the First Quarter of Fiscal 2006

The Company announced today that it expects to release financial results for the first quarter of fiscal 2006 on Thursday, November 10, 2005, after the market closes. The Company’s management team expects to host a live conference call and webcast on that day to discuss the financial results as well as management’s forward-looking guidance for the second quarter of fiscal year 2006. Conference call details including dial-in information will be made available in a subsequent press release.

About MatrixOne

MatrixOne, Inc. (NASDAQ: MONEE), a leading global provider of collaborative product lifecycle management (PLM) software and services, enables companies to accelerate product innovation to achieve top line revenue growth and improve bottom line profitability. With world-class PLM solutions and a commitment to customer success, MatrixOne is focused on helping companies across the automotive, aerospace & defense, consumer, machinery, medical device, semiconductor and high-tech industries solve their most challenging new product development and introduction problems. More than 800 companies use MatrixOne’s solutions to drive business value and gain a competitive advantage, including industry leaders such as BAE Systems, Bosch, Comau, General Electric, Honda, Johnson Controls, Linde AG, NCR, Nokia, Philips, Porsche, Procter & Gamble, Sony Ericsson, STMicroelectronics and Toshiba. MatrixOne (www.matrixone.com) is headquartered in Westford, Massachusetts, with locations throughout North America, Europe and Asia-Pacific.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 – Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such statements relate, among other things, to our expected compliance with Nasdaq requirements for continued listing, and the expected magnitude of the adjustments to our financial statements. The risks and uncertainties that may affect forward-looking statements include, among others: the continued listing of our common stock on the NASDAQ Stock Market, unforeseen issues encountered in the review of our revenue recognition practices, and the completion of our audit for the restatement period (commencing fiscal 1999) through the fiscal year ended July 2, 2005. For a more detailed discussion of the risks and uncertainties of our business, please refer to our periodic reports and registration statements filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended July 3, 2004, our Registration Statement on Form S-3 filed on September 29, 2004 as amended, and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2005. However, the financial statements and other financial information therein may not be relied upon until the restatement process and related audit are completed. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

MatrixOne and the MatrixOne logo are registered trademarks, and “a leading provider of collaborative product lifecycle management (PLM) solutions for the value chain” is a trademark of MatrixOne, Inc. All other trademarks and service marks are the property of their respective owners.

#     #     #